PACIFIC BOOKER MINERALS INC.

2012 STOCK OPTION PLAN

Dated for Reference June 11, 2012

ARTICLE 1
PURPOSE

1.1

The purpose of this stock option plan (the “Stock Option Plan”) is to authorize the grant to directors, officers, employees and other service providers of Pacific Booker Minerals Inc. (“Pacific Booker”) incentive stock options to purchase common shares in the capital of Pacific Booker and thus benefit Pacific Booker.  This will allow Pacific Booker to attract, retain and motivate service providers by providing them with the opportunity, through share purchase options, to acquire an increased proprietary interest in Pacific Booker.

ARTICLE 2
INTERPRETATION

2.1

In this Stock Option Plan, in addition to terms which are parenthetically defined, the following terms shall have the following meanings respectively:

(a)

“Associate” has the meaning ascribed thereto in the Securities Act (British Columbia);

(b)

“Board” means the board of directors of Pacific Booker;

(c)

“Cessation Date” means the date an Optionee ceases to be an Eligible Optionee;

(d)

“Change of Control” includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i)

any one Person holds a sufficient number of voting shares of Pacific Booker or resulting company to affect materially the control of Pacific Booker or resulting company, or,

(ii)

any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting shares of Pacific Booker or its successor to affect materially the control of Pacific Booker or its successor, where such Person or combination of Persons did not previously hold a sufficient number of voting shares to affect materially control of Pacific Booker or its successor.  In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting shares of Pacific Booker or its successor is deemed to materially affect the control of Pacific Booker or its successor;

(e)

“Change of Management” means:

(i)

a reconstitution of the board of directors of Pacific Booker so that the majority of the board of directors is comprised of Persons who were not members of the board of directors before the reconstitution; or,

(ii)

a reconstitution in both the senior management and the board of directors of Pacific Booker so that the control and direction over Pacific Booker 's business and affairs is predominantly in the hands of Persons who, before the reconstitution, were not senior officers or directors of Pacific Booker;

(f)

“Common Shares” means common shares in the capital of Pacific Booker;

(g)

“Consultant” means, in relation to Pacific Booker or its Subsidiaries, an individual or Consultant Company, other than an Employee or a Director of Pacific Booker, that:

(i)

is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to Pacific Booker or a Subsidiary of Pacific Booker, other than services provided in relation to a distribution;

(ii)

provides the services under a written contract between Pacific Booker or a Subsidiary of Pacific Booker and the individual or the Consultant Company;

(iii)

in the reasonable opinion of Pacific Booker, spends or will spend a significant amount of time and attention on the affairs and business of Pacific Booker or a Subsidiary of Pacific Booker; and

(iv)

has a relationship with Pacific Booker or a Subsidiary of Pacific Booker that enables the individual to be knowledgeable about the business and affairs of Pacific Booker;

(h)

“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(i)

“Director” means a director or senior officer of Pacific Booker or its Subsidiaries;

(j)

“Eligible Optionee” means:

(i)

a Director or Employee of Pacific Booker or its Subsidiaries;

(ii)

a Consultant; or

(iii)

a Management Company Employee;

provided that an exemption from the registration and prospectus requirements under the applicable securities legislation is available to Pacific Booker;

(k)

“Employee” means:

(i)

an individual who is considered an employee of Pacific Booker or its Subsidiaries under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)

an individual who works full-time for Pacific Booker or its Subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by Pacific Booker over the details and methods of work as an employee of Pacific Booker, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for Pacific Booker or its Subsidiaries on an continuing and regular basis for a minimum amount of time per week providing services normally provide by an employee and who is subject to the same control and direction by Pacific Booker over the details and methods of work as an employee of Pacific Booker, but for whom income tax deductions are not made at source;

(l)

“Exchange” means the TSX Venture Exchange, provided that if the Common Shares are not at the relevant time listed and posted for trading on the TSX Venture Exchange, “Exchange” shall mean such stock exchange or quotation system on which the Common Shares are then listed or quoted as may be selected by the Board;

(m)

“Exchange Policies” means the policies of the Exchange;

(n)

“Existing Options” means stock options granted prior to the Shareholder Approval Date which have not been exercised or cancelled;

(o)

“Expiry Date” of an Option means the day on which an Option lapses;

(p)

“Insider” has the meaning ascribed thereto in the Exchange Policies;

(q)

“Investor Relations Activities” has the meaning ascribed thereto in the Exchange Policies;

(r)

“Management Company Employee” means an individual employed by a Person providing management services to Pacific Booker or its Subsidiaries, which are required for the ongoing successful operation of the business enterprise of Pacific Booker, but excluding a Person engaged in Investor Relations Activities;

(s)

“Option” means a stock option granted pursuant to the Stock Option Plan;

(t)

“Optionee” means an individual to whom an Option is granted by Pacific Booker under this Stock Option Plan;

(u)

“Outstanding Issue” means the number of Common Shares which are issued and outstanding as of a particular time, on a non-diluted basis;

(v)

“Person” means a company or an individual;

(w)

“Post Cessation Date Exercise Period” means the period after the Cessation Date during which an Optionee may continue to exercise its options;

(x)

“Reserved for Issuance” at any particular time refers to Common Shares which may be issued in the future upon the exercise of Options and Existing Options which are outstanding at that time;

(y)

“Shareholder Approval Date” means the date disinterested shareholders approve this Stock Option Plan; and

(z)

“Subsidiary” has the meaning ascribed thereto in the Business Corporations Act (British Columbia).

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1

The Stock Option Plan shall be administered by the Board.  Options to purchase unissued Common Shares may be granted from time to time under this Stock Option Plan by the Board only to Eligible Optionees.

3.2

Subject to the provisions hereof, the Board shall have full and final authority to determine whether and when Options are to be granted, to determine which Eligible Optionees are to be granted Options under the Stock Option Plan, the number of shares subject to each Option, and all other terms and conditions applicable to each Option.

3.3

For every grant of stock options to Employees, Consultants or Management Company Employees, Pacific Booker shall represent that the Optionee is a bona fide Employee, Consultant or Management Company Employee of Pacific Booker or its Subsidiaries, as the case may be.

ARTICLE 4
SHARES SUBJECT TO PLAN

4.1

Subject to adjustment under the provisions of Article 13 hereof, the aggregate number of Common Shares which may be issued and sold under the Stock Option Plan, together with the number of Common Shares issued after the Shareholder Approval Date pursuant to the exercise of Existing Options, will not exceed 2,443,258 Common Shares.

4.2

If any Common Shares cannot be issued to any Optionee for whatever reason, the obligation of Pacific Booker to issue such Common Shares shall terminate and any option exercise price paid to Pacific Booker shall be returned to the Optionee.  Common Shares in respect of which Options or Existing Options have expired unexercised shall be available for subsequent Options granted under the Stock Option Plan.

4.3

No fractional shares may be issued or purchased under the Stock Option Plan.  If Options are surrendered, terminated or expire in accordance with the terms of the Stock Option Plan without being exercised, new Options may be granted covering Common Shares not purchased under such lapsed Options.

4.4

All Existing Options which are outstanding as of the date the Stock Option Plan becomes effective shall thereafter be governed by the Stock Option Plan.

ARTICLE 5
GRANT LIMITATIONS

5.1

Options granted under the Stock Option Plan will be subject to the following limitations:

(a)

the number of Common Shares reserved for issuance to holders of Options or Existing Options who are Insiders at the time of the particular grant may not exceed, without disinterested shareholder approval, 10% of the Outstanding Issue at the time of such grant;

(b)

the number of Options granted within a 12 month period to Optionees who are Insiders at the time of issuance, may not exceed, without disinterested shareholder approval, 10% of the Outstanding Issue at the time of such grant;

(c)

the number of Options granted to any one Optionee within any 12 month period may not exceed, without disinterested shareholder approval, 5% of the Outstanding Issue at the time of such grant;

(d)

the number of Options granted to any one Consultant in any 12 month period may not exceed 2% of the Outstanding Issue; and

(e)

the aggregate number of Options granted to persons employed to provide Investor Relations Activities in any 12 month period may not exceed 2% of the Outstanding Issue.

ARTICLE 6
PRICE

6.1

The option price of any Common Share in respect of which an Option may be granted under the Stock Option Plan shall be fixed by the Board but shall be not less than the minimum price permitted by the Exchange.  The Board may determine that the option price per Common Share may escalate at a specified rate dependent upon the year in which any Option to purchase Common Shares may be exercised by the Optionee.

6.2

Disinterested Shareholder approval will be obtained for any reduction in the exercise price if the Optionee is an Insider of Pacific Booker at the time of the proposed amendment.

ARTICLE 7
PERIOD OF OPTION , RIGHTS TO EXERCISE AND WITHHOLDING TAXES

7.1

Subject to the provisions of this Article 7 and Articles 8, 9 and 10 below, Options will be exercisable in whole or in part, and from time to time, during the currency thereof.  Options can be exercisable for a maximum of ten years from the date of grant.  The Common Shares to be purchased upon the exercise of any Option (“Option Shares”) shall be paid for in full at the time of such exercise.  Except as provided in Articles 9 and 10 below, no Option may be exercised unless the Optionee is at the time of exercise an Eligible Optionee.

7.2

Should the expiry date of an Option fall within a Black Out Period or within nine business days following the expiration of a Black Out Period, such expiry date of the Option shall be automatically extended without any further act or formality to that date which is the tenth business day after the end of the Black Out Period, such tenth business day to be considered the expiry date for such Option for all purposes under the Plan.  The ten business day period referred to in this paragraph may not be extended by the Board.  “Black Out Period” means the period during which the relevant Optionee is prohibited from exercising an Option due to trading restrictions imposed by Pacific Booker pursuant to any policy of Pacific Booker respecting restrictions on trading that is in effect at that time.

7.3

The exercise of an Option will be subject to the policies, procedures and conditions adopted by the Board from time to time to comply with Pacific Booker’s obligations imposed under any law or regulation of any governmental authority whatsoever, including, without limitation, Pacific Booker's withholding, remittance and other funding liabilities under applicable tax law.

7.4

Pacific Booker shall have the authority to deduct and withhold, or require the Optionee to remit to Pacific Booker, the amount of any taxes or other required source deductions which Pacific Booker is required by law or regulation of any governmental authority whatsoever to remit in connection with any issuance of shares upon the exercise of options (the “Tax Obligation”), which amount will be determined by Pacific Booker in its sole discretion.  Without limiting the generality of the foregoing, and unless otherwise prohibited by the Board or by applicable law, Pacific Booker may fund the Tax Obligation by any of the following methods or by a combination of such methods as determined by Pacific Booker in its sole discretion:

(a)

require, as a condition of the issuance of Option Shares to an Optionee, that the Optionee make, in addition to the exercise price for the Options, a cash payment to Pacific Booker equal to the Tax Obligation and Pacific Booker, in its sole discretion, may withhold the issuance or delivery of Option Shares until the Optionee makes such payment;

(b)

elect, in its sole discretion, to withhold from the Option Shares being issued upon exercise of the Options such number of Option Shares as Pacific Booker determines are required to be sold by Pacific Booker, as trustee, to satisfy the Tax Obligation (net of selling costs).  The Optionee consents to such sale and grants to Pacific Booker an irrevocable power of attorney to effect the sale of such Option Shares and acknowledges and agrees that Pacific Booker does not accept responsibility for the price obtained on the sale of such Option Shares;

(c)

withhold from any cash payment otherwise due by Pacific Booker to the Optionee, including salaries, directors fees, consulting fees and any other forms of remuneration, such amount of cash as is required to pay and satisfy the Tax Obligation; or

(d)

make such other arrangements satisfactory to the Optionee and Pacific Booker.

7.5

The Optionee (or their beneficiaries) shall be responsible for any taxes or other required source deductions which Pacific Booker is required by law or regulation of any governmental authority whatsoever with respect to any Options granted or exercised under the Plan.

7.6

Neither the Board nor Pacific Booker makes any representations or warranties of any nature or kind whatsoever to any person regarding the tax treatment of Options or payments on account of the Tax Obligation made under the Plan and none of the Board, Pacific Booker, nor any of its employees or representatives shall have any liability to an Optionee (or its beneficiaries) with respect thereto.

ARTICLE 8
VESTING RESTRICTIONS

8.1

Except as otherwise provided for in this section, vesting restrictions, if any, for all Options granted pursuant to this Stock Option Plan will be determined at the discretion of the Board at the time of the grant in accordance with the policies of the Exchange.  Vesting restrictions shall be required in the case of options issued to Consultants performing Investor Relations Activities; the vesting period must be at least 12 months with no more than 1/4 of the options vesting in any three month period.

8.2

If the Board determines with respect to an Optionee that is desirable to alter the vesting periods of any particular Option, it may fix the vesting of that Option before or after its grant in such manner as it determines in its discretion provided such alterations are in compliance with Exchange Policies.

8.3

If a bona fide offer (an “Offer”):

(a)

is made to all shareholders of Pacific Booker for Common Shares, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of Pacific Booker, within the meaning of subsection 1(1) of the Securities Act (British Columbia);

(b)

is made for all or substantially all of the assets of Pacific Booker (as such concept is interpreted under the Business Corporations Act (British Columbia); or

(c)

is made for a proposed transaction which a majority of the Board determines is reasonably likely to have a similar effect as either of the transactions referred to in subparagraph (a) or (b) above;

then Pacific Booker shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer.  Subject to Exchange approval, any Options that may not be fully vested shall become vested on the date of Exchange approval.  Such Options may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender or to vote, as applicable, the Option Shares received upon such exercise, pursuant to the Offer.  If:

(d)

the Offer is not completed within the time specified therein;

(e)

the Optionee does not tender the Option Shares pursuant to the Offer, if applicable;

(f)

all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof; or

(g)

the sale or reorganization does not close in accordance with its terms,

then the Option Shares received upon such exercise, or in the case of clause (f) above, the Option Shares that are not taken up and paid for, shall be returned by the Optionee to Pacific Booker and reinstated as authorized but unissued Common Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become vested pursuant to paragraph 8.1 shall be reinstated.  If any Option Shares are returned to Pacific Booker under this paragraph 8.3, Pacific Booker shall immediately refund the exercise price to the Optionee for such Option Shares.  In no event shall the Optionee be entitled to sell the Option Shares otherwise than pursuant to the Offer (in the case of an Offer pursuant to paragraph 8.3(a) hereof) or to sell the Option Shares prior to the closing of any transaction (in the case of an Offer pursuant to paragraph 8.3(b) or (c) hereof).

ARTICLE 9
CESSATION OF PROVISION OF SERVICES

9.1

If an Optionee ceases to be an Eligible Optionee for any reason (except as provided in sections 9.2, 9.4 or 9.5 of this Article or in Article 10), the Options held by the Optionee will expire on the later of:

(a)

a reasonable period following the Cessation Date, which period shall be determined by the Board but, in any event, shall not exceed twelve (12) months following the Cessation Date; or

(b)

if the directors have not determined a period following the Cessation Date at the time of the grant or within 30 days subsequent to the Cessation Date, 30 days after the Cessation Date;

such period referred to as the “Post Cessation Date Exercise Period”.

The determination by the Board of any period pursuant to section 9.1(a) shall be made within 30 days subsequent to the Cessation Date.  Unless the Post Cessation Date Exercise Period is set out in an option agreement, Pacific Booker shall provide notice to the Optionee of the Post Cessation Date Exercise Period within five (5) business days of the date of the determination.

The Optionee shall only be entitled to exercise Options which have vested at the Cessation Date.  Notwithstanding the foregoing, in no event shall an Optionee be entitled to exercise any Options beyond the Expiry Date of the Optionee’s Option.

9.2

If an Optionee ceases to be an Eligible Optionee for cause, no Option held by such Optionee may be exercised following the Cessation Date.

9.3

An Optionee ceases to be an Eligible Optionee if the Optionee’s employment has been terminated by Pacific Booker or a Subsidiary of Pacific Booker:

(a)

other than for cause, either:

(i)

on the day specified by Pacific Booker or such Subsidiary in writing to the eligible Optionee as being the last day on which the Eligible Optionee is to report for work for Pacific Booker or a Subsidiary of Pacific Booker; or

(ii)

if such Eligible Optionee is given pay in lieu of advance notice of a pending effective date of termination, on the day on which such notice of termination is given in writing by Pacific Booker or such Subsidiary to the Eligible Optionee and

(b)

for cause, on the day on which the notice of termination was given.

9.4

If an Optionee ceases to be an Eligible Optionee by reason of death of the Optionee during the currency of the Optionee’s Option, the Optionee’s legal personal representative may, within the period of one year after the Cessation Date and in no event after the expiry date of the Option, exercise any Options vested at the Cessation Date.  Before expiry of an Option under this paragraph 9.4, Pacific Booker shall notify the Optionee’s legal personal representative in writing of such expiry.

9.5

Notwithstanding the provisions set out in paragraph 9.1, if a Change of Control or Change of Management occurs and if an Optionee ceases to be an Eligible Optionee as a result of the Change of Control or Change of Management, the Optionee may, within the period of ninety days after the Cessation Date and in no event after the Expiry Date of the Optionee’s Option, exercise any Options which were vested at the Cessation Date.  Notwithstanding Article 8 and any vesting provisions set out in any agreement relating to the Option, subject to regulatory approval, all Options held by the Optionee shall immediately become vested on the Cessation Date and shall become fully exercisable.

ARTICLE 10
EXTENSION OF OPTION

10.1

Notwithstanding the provisions of Article 9, the Board may extend the period of time within which an Option held by an Optionee who has ceased to be an Eligible Optionee may be exercised, but such an extension shall not be granted beyond the original Expiry Date of the Option.  Any extensions of Options granted under this Stock Option Plan are subject to applicable regulatory approval.

ARTICLE 11
GRANT OF MULTIPLE OPTIONS

11.1

The grant of an Option to any Eligible Optionee shall not prevent the Board from granting further Options to the same Eligible Optionee and any such further grant of an Option shall, for the purposes of Article 3, be treated as a separate Option.

ARTICLE 12
NON-TRANSERABILITY OF OPTIONS

12.1

No Option granted under the Stock Option Plan shall be transferable or assignable by an Optionee, or subject to any other alienation, sale, pledge or encumbrance, otherwise than by will or by the laws of descent and distribution, and, therefore, such Option shall be exercisable, during an Optionee’s lifetime, only by the Optionee.

ARTICLE 13
ADJUSTMENTS IN SHARES SUBJECT TO PLAN

13.1

Following the date an Option is granted, the exercise price for and the number of Option Shares which are subject to an Option will be adjusted, with respect to the then unexercised portion thereof, in the events and in accordance with the provisions and rules set out in this Article 13, with the intent that the rights of Optionees under their Options are, to the extent possible, preserved notwithstanding the occurrence of such events. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Board, and any such determination will be binding on Pacific Booker, the Optionee and all other affected parties.

13.2

If the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of Pacific Booker or securities of another company or entity, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then on each exercise of the Option which occurs following such events, for each Option Share for which the Option is exercised, the Optionee shall instead receive the number and kind of shares or other securities of Pacific Booker or other company into which such Option Share would have been changed or for which such Option Share would have been exchanged if it had been outstanding on the date of such event and the exercise price will be similarly adjusted so that the aggregate price to exercise the Option is preserved.

13.3

If the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of Pacific Booker or securities of another company or entity, in a manner other than as specified in paragraph 13.2, then the Board, in its sole discretion, may make such adjustment to the securities to be issued pursuant to any exercise of the Option and the exercise price to be paid for each such security following such event as the Board in its sole and absolute discretion determines to be equitable to give effect to the principle described in paragraph 13.1, and such adjustments shall be effective and binding upon Pacific Booker and the Optionee for all purposes.

ARTICLE 14
AMENDMENT OF THE PLAN

14.1

The Board of Directors may amend or terminate this Stock Option Plan or any outstanding Option granted hereunder at any time without the approval of the shareholders of Pacific Booker or any Optionee whose Option is amended or terminated, in order to conform this Stock Option Plan or such Option, as the case may be, to applicable law or regulation or the requirements of the Exchange or any relevant regulatory authority, whether or not such amendment or termination would affect any accrued rights, subject to the approval of the Exchange or such regulatory authority.

14.2

The Board of Directors may amend or terminate this Stock Option Plan or any outstanding Option granted hereunder for any reason other than the reasons set forth in paragraph 14.1 hereof, subject to the approval of the Exchange or any relevant regulatory authority and the approval of the shareholders of Pacific Booker if required by the Exchange or such regulatory authority.  No such amendment or termination will, without the consent of an Optionee, alter or impair any rights which have accrued to him prior to the effective date thereof.

14.3

The Stock Option Plan, and any amendments thereto, shall be subject to acceptance and approval by the Exchange.  Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless and until such approval and acceptance are given.

14.4

Subject to the prior approval of the Exchange and/or any other applicable regulatory authority, the Board may at any time supersede and replace the Stock Option Plan with a new stock option plan (a “New Plan”).  If a New Plan is adopted in place of the Stock Option Plan, such New Plan may provide that all Options granted under the Stock Option Plan which are outstanding as of the date of adoption of the New Plan shall thereafter be governed by the New Plan; provided, however, that no amendment of the Stock Option Plan, or termination of the Stock Option Plan and adoption of a New Plan, may adversely affect the rights under any Option granted prior to such action without the consent of the Optionee.

ARTICLE 15
EVIDENCE OF OPTIONS

15.1

A written agreement will be entered into between Pacific Booker and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to Option, the exercise price, provisions as to vesting (if any) and the expiry date, and any other terms approved by the Board, all in accordance with the provisions of this Stock Option Plan.  The agreement will be in such form as the Board may from time to time approve, or authorize the officers of Pacific Booker to enter into, and may contain such terms as may be considered necessary in order that the Option will comply with this Stock Option Plan and any regulatory body having jurisdiction over Pacific Booker.

ARTICLE 16
EXERCISE OF OPTION

16.1

Subject to the provisions of the Stock Option Plan and the particular Option, an Option may be exercised from time to time by delivering to Pacific Booker at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment for the full amount of the purchase price of the Common Shares then being purchased.

16.2

The full purchase price of Common Shares purchased under the Option must be paid in lawful money of Canada or by certified cheque made payable to Pacific Booker.

16.3

Subject to the provisions of the Stock Option Plan and the particular Option, upon receipt of a treasury order of an authorized officer directing the issue of Common Shares purchased under the Stock Option Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the Option Shares in the name of such Optionee or the Optionee’s legal personal representative or as may be directed in writing by the Optionee’s legal personal representative.

ARTICLE 17
RIGHTS PRIOR TO EXERCISE

17.1

An Optionee shall have no rights whatsoever as a shareholder in respect of any of the Option Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Option Shares in respect of which the optionee shall have exercised the Option to purchase hereunder and which the Optionee shall have actually taken up and paid for.

ARTICLE 18
GOVERNING LAW

18.1

This Stock Option Plan shall be construed in accordance with and be governed by the laws of the Province of British Columbia and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

ARTICLE 19
EXPIRY OF OPTION

19.1

On the expiry date of any Option granted under the Stock Option Plan, and subject to any extension of such expiry date permitted in accordance with the Stock Option Plan, such Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Option Shares in respect of which the Option has not been exercised.

ARTICLE 20
PRIOR PLANS

20.1

On the effective date (as set out in paragraph 21.1 hereof), subject to Exchange approval and, if required, shareholder approval:

(a)

this Stock Option Plan shall entirely replace and supersede the prior stock option plan approved at the shareholders’ meeting held on May 30, 2011; and

(b)

all outstanding options shall be deemed to be granted pursuant to this Stock Option Plan.

ARTICLE 21
EFFECTIVE DATE OF THE PLAN

21.1

This Stock Option Plan shall become effective as of and from, and the effective date of the Plan shall be June 11, 2012, subject to its approval by the shareholders of Pacific Booker and acceptance for filing by the Exchange.